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                             P & F INDUSTRIES, INC.

                                  EXHIBIT 10.5


                         CONTRACT FOR SALE AND PURCHASE

      THIS AGREEMENT is made as of the 1st day of May, 2002, between W. I. Commercial Properties, Inc., a Florida corporation (the "Seller"), and Countrywide Hardware, Inc., a Delaware corporation (the "Purchaser").

1. PROPERTY DESCRIPTION. Seller agrees to sell and Purchaser agrees to purchase the fee simple title to that certain property located in Hillsborough County, Florida, for the price and under the terms and conditions provided in this Agreement, described as:

              See Exhibit A attached hereto and made a part hereof

      The purchase includes the land, building, landscaping, parking areas, and other improvements which comprise the facility located at 10333 Windhorst Road, Tampa, Florida 33637 containing not less than FIFTY-SIX THOUSAND TWO HUNDRED FIFTY (56,250) SQUARE FEET of rentable space and THREE AND EIGHT-TENTHS (3.8) ACRES, MORE OR LESS of land (collectively the "Property").

      Together with the following (i) all fixtures and personal property used or useful in the operation, repair and maintenance of the Property, and situated on the Property and owned by Seller; (ii) all leasehold interests of Seller in connection with or affecting the Property; (iii) any signs identifying the improvements on the Property; and (iv) all of the Seller's interest in any contracts for services to the Property to be assumed by Purchaser.

2. TERMS. A. Acceptance. This Agreement must be accepted by Seller no later than MAY 1, 2002 AT 5:00 P.M. after presentation to Seller by Purchaser or it shall be of no force or effect.

      B. Deposit. Purchaser has deposited in escrow with Gibbons, Cohn, et al, as escrow agent ("Escrow Agent"), a check in the amount of ONE THOUSAND AND NO/100 DOLLARS ($1,000.00), the proceeds of which check are a deposit on account of the purchase price, pursuant to the terms and conditions hereof

3. PURCHASE PRICE. The purchase price for the property shall be TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS (US$2,500,000.00).

4. TERMS OF PAYMENT. An amount at closing representing the purchase price of the Property as determined pursuant to paragraph 3 above and subject to credits and prorations hereafter defined.

      A. ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) in escrow upon execution of this Agreement, being the earnest money deposit referred to in paragraph 2.

      B. In addition to Seller's representations and warranties contained elsewhere in this Agreement, Seller represents and warrants to Purchaser the following:

5. WARRANTIES OF SELLER.

      A. Except those leases executed by Nationwide Industries, Inc. and Purification Technologies, Inc.., which have or will be delivered to Purchaser, there are no other leases or agreements for possession of the Property or any portion thereof. Seller shall not, prior to Closing, enter any new leases or extensions or modifications of existing leases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.
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      B. There is no existing litigation or impending litigation before a court or administrative agency relating to or affecting the Property, except those that will be discharged at closing, and Seller knows of no facts which would give rise to same.

      C. To the best of Seller's knowledge, as of the date of this Agreement there are no pending or threatened condemnation or eminent domain proceedings which would affect the Property.

      D. All public utilities, including, without being limited to, sewer, water, electric, gas and telephone, required for the operation of the Property are available to service the Property. All installation and connection charges for said public utilities have been paid for in full.

      E. To the best of Seller's knowledge, no assessments for public improvements have been made against the Property which remain unpaid, including, without limitation, those for construction of water and sewer lines and mains, streets, sidewalks and curbs. In the event work for public improvements, including, but not limited to, streets, curbing, sidewalks, sewer, water, electrical and gas lines was begun prior to the date of this Agreement, Seller shall be responsible for the total assessments and charges that will be made against the Property for the further work when completed, whether such assessments and charges are billed to Seller or Purchaser and whether they are imposed before or after closing. Seller knows of no public improvements which have been ordered to be made and/or have not heretofore been completed, assessed and paid for.

      F. To the best of Seller's knowledge there are no special agreements with any utility company, governmental agency or body or with any entity furnishing any utility services to the Property, the cost of which is not included in the utility charges represented in this Agreement by Seller.

      G. The Seller is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby except those that will be discharged at closing.

      H. This Agreement constitutes a valid and binding obligation of the Seller enforceable against Seller in accordance with its terms.

      I. No person other than the Purchaser has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Seller the Property.

      J. To the best of Seller's knowledge, seller has complied with all of the provisions of the Americans with Disabilities Act as it applies to the Property nor has Seller received any notice of any violation thereof.

      K. Seller is in sole and absolute possession of the subject Property except for those tenants under validly executed leases in favor of Nationwide Industries, Inc. and Purification Technologies, Inc.

6. FURTHER CONDITIONS PRECEDENT. Purchaser's obligation to close the transaction provided for in this Agreement shall also be subject to the following conditions precedent:

      A. AS-IS Purchase. Purchaser has independently inspected the Property and Leases affecting the Property and accepts same in their current "AS-IS" condition. Purchaser further acknowledges that Purchaser's acceptance of the Property and Leases "AS-IS" is a material inducement for Seller entering into this Contract and the basis, in part, for the purchase price hereunder.

      Purchaser shall have the right, within ten (10) days of the execution of this Agreement, to have an inspection of the subject Property by a building contractor, architect or engineer, for the purpose of


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determining the condition of the Unit as well as the right to review the executed leases and the books and records of the Seller for the last two years, solely relating to the Property (hereinafter "Inspection Period"). In the event the results of the inspections described herein are unsatisfactory to Purchaser, in Purchaser's sole and absolute discretion, Purchaser may give written notice of termination thereof to Seller within five (5) days of the expiration of the Inspection Period, in which event this Agreement shall be terminated, the deposit, with all accrued interest, shall be refunded to Purchaser and both parties shall be relieved of all further obligations hereunder.

      B. There shall be no contracts for labor or services to the Property except that such contracts as may be canceled by the Property owner at will. Seller shall exhibit to Purchaser true copies of all such existing contracts within FIVE (5) days after execution of this Agreement. If requested by Purchaser, Seller shall give timely notice so that any such contract will be canceled as of closing.

      C. To the best of Seller's knowledge, Seller is in compliance with the Hillsborough County Comprehensive Plan concerning concurrency and density in conformance with the contemplated use by Purchaser.

      D. All of the representations and warranties by Seller contained in this Agreement shall be true as of the date hereof and as of the date of closing and the conditions precedent to closing shall have been met as a condition of Purchaser's obligation to close. In the event that any of said conditions are not fulfilled as of the date of closing or any of Seller's warranties or representations herein are inaccurate or incomplete, then upon request of Purchaser the date for closing shall be extended for SIXTY (60) days or until TEN (10) days after the condition, warranty, or representation has been met, whichever is sooner. In the event that any of said conditions, warranties, or representations are not fulfilled by the end of said extension, then at Purchaser's option this Agreement may be terminated, the deposit shall be returned to Purchaser, and Purchaser shall be relieved of all further obligations hereunder; provided, however, that Purchaser shall have the right, but not the obligation, to waive any contingency provided in this Agreement.

7. TITLE EVIDENCE. Within TWO (2) days after the Effective Date hereof, Seller's title agent shall, at Seller's expense deliver to Purchaser a title insurance commitment with legible copies of all exceptions for the subject Property certified to the most recently available date, showing Seller to be vested with good, marketable and insurable fee simple title. Seller's title shall be free and clear of all liens except the liens of the existing Mortgages to be satisfied at closing, and except those conditions or restrictions that do not prohibit or interfere with the uses presently being made by Seller and its tenants or contemplated by Purchaser as above stated for the Property, taxes for the year 2002 and matters shown on the plat of Fishers Farm, as recorded in Plat Book 26, Page 1, of the Public Records of Hillsborough County, Florida . Purchaser shall have THREE (3) days to examine title after receipt of said complete title insurance commitment.

8. CURING TITLE. In the event that the title shall be found by Purchaser not to be good, marketable and insurable, Seller shall have a reasonable time after notification by Purchaser of the defects within which to make the said title good, marketable and insurable, and shall use reasonable diligence in doing so. At the election of Purchaser, the closing date shall be extended for THIRTY (30) days or until TEN (10) days after the title is cured, whichever is sooner. If said title shall not be made good, marketable and insurable by the extended closing date, then the deposit at Purchaser's direction and option shall be refunded to Purchaser, and Purchaser shall be relieved of all further obligations under this Agreement, or Purchaser may proceed to close with a reduction in the purchase price based upon the actual cost to cure such title defect or defects.

9. CLOSING. Provided that Seller's title shall be good, marketable and insurable as of the date for closing and all other conditions precedent, warranties and representations have been satisfied or found to be true and correct, or are expressly waived by Purchaser, this transaction shall close MAY 10, 2002. Closing may be extended an additional two (2) weeks to accommodate Purchaser's lender. The closing shall take place by mail and wire transfer. Closing of this transaction shall extinguish and waive any vendor's' liens. Conveyance shall be by general warranty deed. Seller shall convey the personal property by bill of sale containing warranties and


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shall assign by appropriate assignment its leasehold interest in any personal property leases affecting the Property. The general warranty deed, bill of sale, closing statement, necessary assignments, Seller's resolutions, FIRPTA Affidavit, Gap Affidavit and a No-Lien affidavit shall be prepared by Purchaser's attorneys and shall be executed and delivered by Seller at closing.

10. INTENTIONALLY OMITTED

11. PRORATIONS. Real estate and personal Property taxes, rents, insurance, and other expenses or revenues of the Property shall be prorated at closing. Seller shall pay for certified governmental improvement liens and for all pending governmental improvement liens, as of the date of closing.

12. CLOSING COSTS. Seller shall pay Florida documentary stamps required on the transfer to Purchaser and the cost of preparing and recording any corrective title instruments. Purchaser shall pay all other costs, including but not limited to, all costs associated with Purchaser's financing.

13. BROKERAGE. Each party represents that no real estate broker or finder is entitled to any commission as a result of this transaction by reason of any action on the part of Seller. Without limiting the effect of the foregoing sentence, each party agrees to indemnify, defend and save and hold harmless the other against any and all liability to any real estate broker claiming to be the procuring cause of this transaction, or of any lease presently or previously affecting the Property.

14. SURVEY. Seller has furnished Purchaser with a copy of whatever survey Seller has of the Property. Purchaser shall have the right to have such survey recertified to a current date, or Purchaser may at its expense obtain a new survey. The survey must show the Property to be free of encroachments of any of its improvements onto adjoining Property and of any neighboring improvements onto the Property. Survey matters shall be treated in the same manner as title defects hereunder.

15. RISK OF LOSS. All risk of loss as to the Property shall be on Seller prior to closing. The Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear expected. Seller shall not remove any fixtures or personal property being conveyed to Purchaser pursuant to this Agreement between now and closing. In the event that the Property or any portion thereof is taken by eminent domain prior to closing, Purchaser shall have the option of either canceling this Agreement and receiving a refund of the deposit, in which case both parties shall be relieved of all further obligations hereunder, or else Purchaser may proceed with closing in which case Purchaser shall be entitled to all condemnation awards and settlements. In the event that the Property is damaged or destroyed by fire or other casualty prior to closing, Seller shall repair and restore the Property to the same condition as before the fire or casualty and closing shall be deferred for up to SIXTY (60) days to permit such repair and restoration. If Seller does not so repair and restore, then Purchaser shall have the option of canceling this Agreement and receiving a refund of the deposit, in which event the parties shall be relieved of all further obligations hereunder, or else Purchaser may proceed with closing in which case Purchaser shall be entitled to all insurance proceeds (subject to the rights of the holders of the existing Mortgages) and to a credit equal to the insurance deductibles.

16. INDEMNITY. Seller shall indemnify, defend and save and hold harmless Purchaser from any and all liability, including without limitation costs and reasonable attorney's fees (including appellate costs and fees), relating to the following (i) to the state of Florida for sales tax due on any rentals or sales prior to the closing of the transaction, under all applicable Florida statutes;
(ii) for any contracts for services to the Property with respect to all services performed before closing; (iii) for any required utility and security deposits of Seller, except those for which Purchaser is credited at closing; (iv) for any claims by tenants for defaults of Seller or Seller's predecessor in interest as landlord occurring before closing; and (v) for any real estate broker's commissions accruing up to and including the date of closing.


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The provisions of this Paragraph 16 and all other representations, warranties, covenants and indemnities of Seller set forth in this Agreement are intended to and shall survive the closing.

17. DEFAULT. If all conditions precedent to closing have been fulfilled, title is of the quality herein required, and Seller has fully performed Seller's obligations hereunder, and Purchaser neglects or refused to complete the purchase to close as herein provided, then the deposit shall be delivered to Seller by Escrow Agent and retained by Seller as agreed and liquidated damages on account of Purchaser's breach of this Agreement. In such event, both parties shall be relieved of all further obligations to each other hereunder. The parties agree that in the event of Purchaser's default, the damages that would be sustained by Seller would be speculative and not ascertainable, and that the provision for liquidated damages by retention of the deposit by Seller shall be Seller's sole and exclusive remedy in the event of Purchaser's default. In the event of Seller's default, Purchaser shall be entitled to specific performance and all other remedies available at law, in equity or otherwise as to losses, liabilities, costs and damages suffered by Purchaser. All remedies of Purchaser in the event of default by Seller under this Agreement shall be cumulative and no one right or remedy shall be exclusive of any other right or remedy.

18. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties and may not be changed, altered or modified except by an instrument in writing signed by the party against whom the enforcement of any such change, alteration or modification is sought.

19. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, heirs, personal representatives and permitted assigns of the parties.

20. TIME OF ESSENCE. Time is declared to be of the essence of this Agreement in all particulars.

21. NOTICES. Any notice required or permitted under the terms of this Agreement shall be addressed to the parties as follows, and may be given by personal delivery or by United States certified mail, first-class postage prepaid, return receipt requested, as follows:

To Seller:        10333 Windhorst Road, Tampa, Florida 33637; Attn: Mark Weldon

With a copy to:   P.O. Box 2177, Tampa, Florida 33601; Attn: Rod Neuman, Esquire

If to Purchaser:  300 Smith Street, Farmingdale, New York 11735; Attn: Joseph
                  Molino

With a copy to:   4420 Beacon Circle, West Palm Beach, Florida 33407; Attn:
                  Michael J Posner, Esquire

22. ASSIGNABILITY. Purchaser may assign this Agreement to a new entity formed for the purpose of purchasing the Property but Purchaser shall not be released from any and all liability hereunder.

23. ESCROW AGENT. A. Any funds deposited with Escrow Agent shall be accepted, subject to clearance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertions contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it, nor as to the identity, authority or rights of any person executing the same. The duties of Escrow Agent shall be limited to the safekeeping of the deposit in accordance with this Agreement. Escrow Agent's delivering the deposit in accordance with the provisions hereof, the escrow shall terminate as regards the deposit, and Escrow Agent shall thereafter be relieved of all liability in connection with this Agreement.


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      B. Escrow Agent may consult with counsel of its choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence. The parties hereto agree to indemnify, defend, and save and hold harmless Escrow Agent from any claims, demands, causes of action, liabilities, damages, judgments, including the cost of defending any action against it, together with any reasonable fees (including costs and attorney's fees in any appellate proceeding) incurred therewith in connection with Escrow Agent's undertakings pursuant to the terms and conditions of this Agreement, unless such act or omission is a result of the willful misconduct or gross negligence of Escrow Agent.

      C. In the event of disagreement about the interpretation of this Agreement, or about the rights and obligations or the propriety of any action contemplated by Escrow Agent hereunder, Escrow Agent may, at its sole discretion, file an action in interpleader to resolve the said disagreements. Escrow Agent shall be indemnified, defended and saved and held harmless by the parties hereto for all costs (including reasonable attorney's fees and costs at all judicial levels) in connection with such interpleader action or actions.

      D. Escrow Agent may resign at any time upon the giving of FIFTEEN (15) days written notice to the parties hereto. If a successor Escrow Agent is not appointed within FIFTEEN (15) days after notice of resignation, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent and Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon transfer of the deposit to the successor Escrow Agent either designated by the parties or appointed by the court.

      E. Each indemnity in favor of Escrow Agent under this Agreement shall survive termination of this Agreement.

24. SEVERABILITY. Any provision, representation or warranty of this Agreement which is prohibited or unenforceable in any jurisdiction, be ineffective to the extent of such prohibition, or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders unenforceable any provision hereof.

25. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida and venue hereafter shall be in Hillsborough County, Florida.

26. ATTORNEY'S FEES AND COSTS. In the event that a party hereto shall retain or engage any attorney or attorneys to collect, enforce or protect its interest with respect to this Agreement, or any instrument or document delivered pursuant to this Agreement, the non-prevailing party in any court action shall pay all of the reasonable costs and expenses of such collection, enforcement or protection, including without limitation all reasonable attorneys' fees and court costs, at trial, bankruptcy court and all appellate levels.

27. NON-WAIVER. No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by a duly authorized representative of the party so acting, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on Seller in any case shall entitle Seller to any other and further notice or demand in similar or other circumstances.

28. RADON GAS. Pursuant to ss.404.056 Florida Statutes, the following Notice is hereby given in connection with the Property being sold pursuant to this
Agreement: RADON IS A


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NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING
IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

29. HAZARDOUS WASTE. Seller has not caused the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances, or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state, and local laws or regulations, and has not caused and has no knowledge of the Release of any Hazardous Substances on or off-site which would affect Seller's Property.

30. FACSIMILE. A facsimile copy of this Agreement, and any signatures hereon shall be considered for all purposes as originals.

31. COOPERATION. Each Party hereto hereby agrees that upon the written request of any other Party hereto, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as any other party hereby may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated hereby or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered pursuant hereto and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated hereby, whether before or after the Closing.

32. ACCESS. Purchaser and Purchaser's agents shall have reasonable access to the Property for the purpose of conducting such tests or measurements of the Property required by Purchaser. Purchaser hereby agrees to indemnify and hold Seller harmless for any loss or damage to persons or property resulting from such tests or measurements.

33. ENERGY EFFICIENCY RATING DISCLOSURE. Pursuant to Section 553.996, Florida Statutes, the following Notice is hereby given in connection with the Property being sold pursuant to this Contract: The Purchaser is entitled to have the building's Energy-Efficiency Rating determined prior to closing. The Energy-Efficiency Rating may qualify the Purchaser for an energy-efficient mortgage from lending institutions.

      The parties, by executing this Notice, hereby acknowledge receipt herein and understand its contents. The parties agrees that Purchaser shall bear all costs of any rating requested hereunder.

34. LEASES. Seller shall, not less than TWO (2) days from the Effective Date hereof, furnish to Purchaser a copy of each written lease and estoppel certificate from each tenant specifying the nature and duration of the tenant's occupancy, rental rates, advanced rent and security deposits paid by each tenant. The estoppel certificates shall also confirm the absence of any defaults. If Seller cannot obtain a certificate from each tenant, Seller shall furnish and certify this information to Purchaser within that time period by affidavit, and Purchaser may thereafter contact each tenant to confirm such information. Seller shall deliver and assign all original


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leases to Purchaser at closing. Purchaser's attorneys shall prepare the assignments of leases and furnish a form for the tenant estoppel certificates to Seller.

35. BUSINESS PURCHASE. This Contract and Purchaser's obligations thereunder are contingent upon Purchaser successfully completing the acquisition of Nationwide Industries, Inc., a tenant in the Property (the "Business Acquisition"). In the event that the closing under the Business Acquisition is delayed, the closing date hereunder shall be delayed until the closing under the Business Acquisition. In the event that the Business Acquisition does not close, for whatever reason, then in such event, either party may terminate this Contract, and Purcghaser shall receive the return of all deposits pledged hereunder and thereafter this Contract shall be null and void and of no further force or effect.

      Conversely if the Business Acquisition occurs prior to closing hereunder then in such event Purchaser shall have the right to lease the Property from Seller at a daily rate equal to the rent paid by the existing tenants located therein. Upon closing hereunder any and all advanced rent paid hereunder and received by Seller shall be reprorated and credited to Purchaser at closing. Notwithstanding the foregoing, if the closing hereunder is completed on or before May 10, 2002, Purchaser shall not owe Seller any rent hereunder whether paid by the tenants or not and all advance rent received by Seller for May or thereafter shall be credited to Purchaser at closing.

      IN WITNESS WHEREOF, this Agreement is executed as of the day and date first above written.

Signed and delivered in the presence of:

W. I. Commercial Properties, Inc.


By:
   -------------------------------------
   Mark Weldon, President


Countrywide Hardware, Inc.


By:
   -------------------------------------
   Joseph A. Molino, Jr., Vice-President


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